QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☒    Soliciting Material Pursuant to §240.14a-12

Information Holdings Inc.

(Name of Registrant as Specified In Its Charter)

The Thomson Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1)
  Title of each class of securities to which transaction applies:

  2)
  Aggregate number of securities to which transaction applies:

  3)
  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4)
  Proposed maximum aggregate value of transaction:

  5)
  Total fee paid:

☐
Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)
Amount Previously Paid:

  2)
  Form, Schedule or Registration Statement No.:

  3)
  Filing Party:

  4)
  Date Filed:

Filed by The Thomson Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Information Holdings Inc.
Commission File No.: 001-14371

The following is the text of a joint press release issued by The Thomson Corporation and Information Holdings Inc. on June 28, 2004:

The Thomson Corporation Metro Center, One Station Place Stamford, CT 06902 Tel (203) 539-8000 www.thomson.com

FOR THOMSON:	FOR INFORMATION HOLDINGS INC.:
Media Contact: Jason Stewart Director, Public Relations (203) 539-8339 jason.stewart@thomson.com	Media/Investor Contact Vincent A. Chippari Information Holdings Inc. (203) 961-9208 vchippari@informationholdings.com
Investor Contact: Frank Golden Vice President, Investor Relations (203) 539-8470 frank.golden@thomson.com

For Immediate Release

Thomson To Acquire Information Holdings Inc.

Acquisition Will Enhance Intellectual Property Offerings; Enable Further
Expansion Into Pharmaceutical Market

STAMFORD, Conn., June 28, 2004 — The Thomson Corporation (NYSE: TOC; TSX: TOC) and Information Holdings Inc. (NYSE: IHI), a provider of intellectual property (IP) and regulatory information for the scientific, legal, and corporate markets, announced today that they have signed a definitive merger agreement under which Thomson will acquire IHI, strengthening Thomson's suite of information solutions for pharmaceutical and intellectual property customers.

        Under the terms of the agreement, a Thomson subsidiary will acquire all of the outstanding common stock of IHI at a price of $28 per share in cash, for an aggregate cost of approximately $441 million, net of cash and investments currently held by IHI. The IHI Board of Directors has unanimously approved the agreement and stockholders owning approximately 40% of IHI's outstanding common stock have agreed to vote in favor of the transaction.

        "IHI further advances Thomson's vision and capability to develop pharmaceutical and intellectual property solutions that combine must-have content with software tools and applications to help our customers be more productive," said Richard J. Harrington, president and chief executive officer of The Thomson Corporation. "With this transaction, we're acquiring four businesses that can be seamlessly integrated into our Scientific and Healthcare group. We're continuing to build size and scale in this market group and we expect our Scientific and Healthcare revenues to double over the next five to seven years through growth of existing businesses and strategic acquisitions."

        The transaction is expected to close later this year and is subject to approval by IHI's stockholders and regulatory authorities and the satisfaction of other customary closing conditions. Morgan Stanley acted as financial advisor to IHI. Bear, Stearns & Co. Inc. acted as financial advisor to Thomson. The acquisition is expected to be dilutive to Thomson by approximately $0.01 per share in 2004 and 2005.

Compelling Combination Strengthens Thomson Offerings in the Pharmaceutical and IP Markets

        "IHI is a fast-growing business with innovative products that will enable Thomson to deliver a stronger integrated information service to new and existing customers in the pharmaceutical and intellectual property markets," said Robert Cullen, president and chief executive officer of Thomson Scientific and Healthcare. "IHI's current offerings, which are also largely subscription-based, complement our own products and services. Together, we are in position to significantly increase our opportunity to attract new customers in the pharmaceutical and life science industries."

        IHI, with 2003 revenues of approximately $81 million, is a rapidly growing business with products that are well-known in the pharmaceutical and intellectual property markets.

  •
  Micropatent® has a comprehensive database of first-level patent documents that complements coverage currently offered by Thomson.

  •
  Aureka® tools bring advanced analytical and visualization capabilities to patent users.

  •
  Master Data Center™ (MDC) offers IP management software and payment services that are essential to effective IP asset management — a function critical to the competitive and financial success for corporations and private institutions alike.

  •
  Liquent provides value-added regulatory software and solutions, including support for the process of regulatory filings, in the life sciences and pharmaceutical markets. The IDRAC database provides comprehensive reference information for the drug development regulatory environment. Both companies are important to global life science firms as they strive to improve speed to market.

        "We welcome joining The Thomson Corporation," said Mason Slaine, president and chief executive officer, Information Holdings Inc. "We believe that Thomson's current portfolio coupled with its financial resources will significantly strengthen our businesses and make our products even more valuable to our customers."

Important Additional Information Will Be Filed With The SEC

        In connection with the Merger, IHI will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF IHI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Thomson and IHI through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from IHI by contacting Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, CT 06905.

        Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement, and their interests in the solicitation, will be available in the proxy statement that will be filed by IHI with the SEC.

About Information Holdings Inc.

        Information Holdings Inc. is a leading provider of information products and services to intellectual property and life science markets. IHI's data businesses, which include MicroPatent, Master Data Center, and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI's Liquent unit is a provider of life science regulatory intelligence and publishing solutions.

About Thomson and Thomson Scientific

        The Thomson Corporation (www.thomson.com), with 2003 revenues of $7.6 billion from continuing operations, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of scientific research and healthcare, law, tax, accounting, financial services, higher education, reference information, and corporate training and assessment. With operational headquarters in Stamford, Conn., Thomson has approximately 39,000 employees and provides services in approximately 130 countries. The Corporation's common shares are listed on the New York and Toronto exchanges (NYSE:TOC; TSX: TOC). Thomson scientific information solutions can be found at www.thomson.com/scientific.

This news release includes forward-looking statements, which are based on certain assumptions and reflect current expectations of Thomson and Information Holdings Inc. These forward-looking statements, such as expectations of Thomson and IHI regarding the anticipated benefits of the proposed IHI acquisition, the ability of Thomson to deliver stronger integrated information solutions and attract new customers as a result of the acquisition, Thomson's strategic goal of doubling the size of revenues in its Scientific and Healthcare businesses, the expected timing for completing the transaction and any other statements about Thomson or IHI's managements' future expectations, beliefs, goals, plans or prospects, are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are discussed in materials Thomson or IHI has filed with the securities regulatory authorities in Canada and the United States, as the case may be, from time to time, including the Thomson annual report on Form 40-F for the year ended December 31, 2003 and the IHI annual report on Form 10-K for the year ended December 31, 2003, both filed with the SEC. These risks include those associated with the ability of Thomson to fully derive anticipated benefits from its acquisitions, the ability to consummate the transaction, the ability of Thomson to successfully integrate IHI's operations and employees and the ability to realize anticipated synergies and cost savings. Thomson and IHI each disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following is the text of a memorandum sent by Robert Cullen, President and CEO of Thomson Scientific & Healthcare, to employees of Thomson Scientific & Healthcare on June 28, 2004:

From:	Robert Cullen
To:	Thomson Scientific & Healthcare
Copies:	Thomson Leadership
Date:	June 28, 2004
Subject:	Acquisition of Information Holdings Inc.

I am very pleased to announce that Thomson has signed a definitive merger agreement to acquire Information Holdings Inc., a business founded in 1997 and also headquartered in Stamford, CT. Upon completion of the transaction, Information Holdings Inc. would be part of Thomson Scientific.

Information Holdings Inc. holds a portfolio of businesses that offer critical content and tools for professional end-users in regulatory affairs and intellectual property market segments. Information Holdings Inc.'s businesses include:

  •
  Liquent — which provides software solutions that allow users throughout Pharma and Biotech to collaborate in the authoring, compilation, distribution, publishing, and re-use of the information required for regulatory submissions.

  •
  IDRAC — database services that provide information and rules and regulations for registering new drugs in 38 jurisdictions around the world.

  •
  MicroPatent — which provides patent and trademark information and analytical tools to global scientific, corporate and legal professionals.

  •
  Master Data Center (MDC) — which provides software and services that enable companies to better manage their intellectual property portfolios.

We are excited about this acquisition as it will complement our current scientific offerings and improve our ability to create workflow solutions for our customers in the pharmaceutical and life science industries. The press release issued today by Thomson and Information Holdings Inc. is attached for your review and information. During this interim period, when speaking with our customers, please remember that Information Holdings Inc. is a separate company until the deal closes.

As always, if you have any questions or need more information, you are welcome to contact me directly or your line manager.

The following is the text of a letter sent to pharmaceutical customers of Thomson Scientific on June 28, 2004:

Thomson to acquire Information Holdings Inc.

Dear Thomson Scientific Customer:

As you may be aware, on June 28th, 2004 The Thomson Corporation (NYSE:TOC; TSX:TOC) signed a definitive merger agreement under which it will acquire Information Holdings Inc. (NYSE:IHI). For you, as a valued customer of Thomson Scientific, this is very exciting news as we will have an opportunity to even better serve your needs.

Information Holdings Inc. is an ideal complement to the patent and scientific information services from Thomson — it provides regulatory intelligence, publishing and work-flow tools, and additional first level patent coverage to the suite of analytical tools currently available to you.

IHI has innovative and powerful products that we intend to continue to support, and in doing so, we'll enhance the integrated information solutions already available to you through Thomson.

In addition, IHI will bring significant new resources to our soon-to-be-launched Thomson PharmaSM information platform for the life science community. The addition of the IDRAC drug development regulatory database and Liquent's regulatory workflow and publishing tools, together with the recently acquired Newport Strategies, will allow Thomson to provide you with information support in all phases of the product life cycle.

We want to assure you that our customers will continue to be our top priority and as we move forward our commitment will remain constant — to provide and support the high quality products and services that deliver value to you and your business.

We recognize that you have choices and so we are committed to combining the best of IHI and Thomson to deliver a richer, deeper offering from which to create more effective and affordable workflow information solutions.

More information about the planned merger can be found in our press release at www.thomson.com

We look forward to continuing to serve your needs in the years ahead, and please feel free to contact me or your Account Representative with any questions you might have.

Sincerely,

Ian Tarr
Executive Vice President
Pharma and Chemistry Markets

The following is the text of a letter sent to corporate customers of Thomson Scientific on June 28, 2004:

Thomson to acquire Information Holdings Inc.

Dear Thomson Scientific Customer:

As you may be aware, on June 28th, 2004 The Thomson Corporation (NYSE:TOC; TSX:TOC) signed a definitive merger agreement under which it will acquire Information Holdings Inc. (NYSE:IHI). For you, as a valued customer of Thomson Scientific, this is very exciting news as we will have an opportunity to even better serve your needs.

Information Holdings Inc. is an ideal complement to the patent and scientific information services from Thomson — it provides regulatory intelligence, publishing and work-flow tools, and additional first level patent coverage to the suite of analytical tools currently available to you.

IHI has innovative and powerful products that we intend to continue to support, and in doing so, we'll enhance the integrated information solutions already available to you through Thomson.

IHI will provide significant new resources for corporations and law firms that are committed to the protection of patent portfolios. IHI's Master Data Center (MDC), a leading provider of annuity payment services for patents and trademarks and IP management software, will strengthen and provide critical new components to Thomson services for the IP community.

We want to assure you that our customers will continue to be our top priority and, as we move forward, our commitment will remain constant — to provide and support the high quality products and services that deliver value to you and your business.

We recognize that you have choices and so we are committed to combining the best of IHI and Thomson to deliver a richer, deeper offering from which to create more effective and affordable workflow information solutions.

More information about the planned merger can be found in our press release at www.thomson.com

We look forward to continuing to serve your needs in the years ahead, and please feel free to contact me or your Account Representative with any questions you might have.

Sincerely,

Brian Tyler
Executive Vice President
Corporate Markets

The following is the text of an announcement sent to Thomson Scientific employees on June 28, 2004:

Thomson to acquire Information Holdings Inc.
Background information and Questions and Answers

28th June 2004

Thomson and Information Holdings Inc. (IHI) sign definitive merger agreement on
28th June 2004

"As you read this news, I hope you understand and share our excitement in reaching this agreement with IHI. We are enthusiastic about the opportunity before us and what we can do together for our customers."

— Vin Caraher, President and CEO, Thomson Scientific

About IHI
IHI is a leading provider of intellectual property (IP) and regulatory information solutions for the scientific, legal and corporate markets. IHI products are well known in the intellectual property market.

  •
  Micropatent® has a comprehensive database of first-level patent and trademark documents.

  •
  Aureka® brings advanced analytical and visualization capabilities to patent users.

  •
  Master Data Center™ (MDC) offers IP management software and payment services that are essential to effective IP management.

  •
  Liquent and the IDRAC database service provide value-added regulatory software solutions, including the support for the process of regulatory filing, to the life sciences and pharmaceutical markets.

The IHI corporate offices are in Stamford, Connecticut, U.S. Micropatent® has offices in East Haven, Connecticut; Alexandria Virginia and San Jose, California in the U.S. and in London, U.K. MDC is located in Southfield, Michigan, U.S. IDRAC is based in Paris, France. Liquent has its headquarters office in Ft. Washington, Pennsylvania, and an office in Chippenham, U.K.

More information on IHI can be found at its Web site: www.informationholdings.com

Benefits of the Acquisition
The acquisition of IHI enhances our ability to provide our customers with best-in-class integrated solutions that combine content, tools and applications.

  •
  It is consistent with our strategy to offer workflow solutions and complements our ability to do this through offerings like Thomson Pharma. For example, it will provide content and work-flow solutions for Thomson Pharma by supporting the registration and launch phases of the drug life cycle.

  •
  It will combine the best of both Thomson and IHI offerings to customers — complementary products and services that advance innovation for corporate, pharma and other life science customers.

It will also improve the value of our offerings to patent customers in this highly competitive segment. IHI provides global additional and deeper first level patent coverage and collectively we will better serve our customers with a suite of analytical tools.

Operating Plans

        This acquisition is subject to the approval of IHI's stockholders and regulatory clearance. We see the business as highly complementary and anticipate a very smooth transition for IHI and for Thomson. Because it is early in the process, we do not yet have answers to specific questions about the organizations, alignment, roles, and related issues. As we proceed, and move closer to completion, we'll be able to provide more clarity and detail regarding the integration of IHI.

Please see attached page for Questions & Answers.

Questions & Answers

  1.
  How would the merger of IHI benefit Thomson Scientific and Healthcare?
  Together the merger represents a unique opportunity for Thomson to enhance the value we offer our customers in intellectual property, and regulatory information solutions for the scientific, legal and corporate markets. It will also complement the content and technology offerings in Thomson Pharma.

  2.
  What are the origins of IHI and what size of business does it represent?
  IHI was founded in 1997. It has about 330 employees in the US and 130 in the UK and the rest of Europe. Its reported sales revenue in 2003 was $81 million.

  3.
  Where are IHI's offices?
  IHI has offices in the U.S. in Connecticut, Pennsylvania, Virginia, Michigan and    California. Its UK offices are in London and Chippenham, and its other European office is in Paris, France.

  4.
  How will this affect our operations?
  It's business as usual for everyone, and for customers. We will begin a process of determining how we work together following closure of the deal, to enhance our products and services.

  5.
  How do I respond to questions from anyone outside the organization — customers, the media, the public?
  Please forward any questions from customers or market contacts to your management. The media should always be forwarded to your Media Relations or Public Relations department. They ensure that informed spokespeople are provided and that the information they receive is accurate and up-to-date. Thomson Scientific Media Contact: Rodney Yancey and for Thomson: Jason Stewart.

    Vin Caraher
    President and CEO, Thomson Scientific

Important Additional Information Will Be Filed With The SEC

        In connection with the Merger, Information Holdings Inc. (IHI) will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF IHI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by The Thomson Corporation (Thomson) and IHI through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from IHI by contacting Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, CT 06905.

        Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement, and their interests in the solicitation, will be available in the proxy statement that will be filed by IHI with the SEC.

Safe Harbor For Forward-Looking Statements

        These materials include forward-looking statements, which are based on certain assumptions and reflect current expectations of Thomson and IHI. These forward-looking statements, such as expectations of Thomson and IHI regarding the anticipated benefits of the proposed acquisition of IHI, the ability of Thomson to deliver stronger integrated information solutions and attract new customers as a result of the acquisition, Thomson's strategic goal of doubling the size of revenues in its Scientific and Healthcare businesses, the expected timing for completing the transaction and any other statements about Thomson or IHI's managements' future expectations, beliefs, goals, plans or prospects, are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are discussed in materials Thomson or IHI has filed with the securities regulatory authorities in Canada and the United States, as the case may be, from time to time, including the Thomson annual report on Form 40-F for the year ended December 31, 2003 and the IHI annual report on Form 10-K for the year ended December 31, 2003, both filed with the SEC. These risks include those associated with the ability of Thomson to fully derive anticipated benefits from its acquisitions, the ability to consummate the transaction, the ability of Thomson to successfully integrate IHI's operations and employees and the ability to realize anticipated synergies and cost savings. Thomson and IHI each disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

QuickLinks

Please see attached page for Questions & Answers.
Questions & Answers